Exhibit 35.7

[SunTrust Logo]

Wells Fargo Bank, N.A.

9062 Old Annapolis Road

Columbia, MD 21045

Attention: SEMT 2011-2

Re: Annual Compliance Statement for SEMT 2011-2

In connection with the loans serviced by SunTrust Mortgage, Inc. (the “Company”) pursuant to the Company’s Servicing Agreement(s)/Purchase and Sale Agreement(s) with 0 and any applicable Reconstitution Agreement(s) (together, the “Transaction Agreements”), I, the undersigned officer, hereby certify the following that:

(i)	The Company conducted a review of its activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the Transaction Agreements during such period has been made under my supervision; and

(ii)	Except as set forth on Appendix C, to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Transaction Agreements in all material respects throughout such calendar year.

IN WITNESS WHEREOF, I do hereby certify the foregoing as of the date hereof.

SunTrust Mortgage, Inc.	SunTrust Mortgage, Inc.

/s/ Michael R. Zarro, Jr.	/s/ Jane Gershman
Michael R. Zarro, Jr.	Jane Gershman
Executive VP-Servicing & Default Division	Senior VP-Servicing & Operations Division

Dated: March 14, 2014	Dated: March 14, 2014

[SunTrust Logo]

REGULATION AB

SECTION 1123 COMPLIANCE STATEMENT

SunTrust Mortgage, Inc.

901 Semmes Avenue, MTG-1705

Richmond, VA 23224

Ladies and Gentlemen,

Reference is made to that certain Regulation AB Agreement, dated as of December 1, 2006, between SunTrust Bank (the “LockBox”) and SunTrust Mortgage, Inc. (the “Agreement”). Capitalized terms used but not defined herein have the meanings given to such terms in the Agreement.

A review of the Bank’s activities during the twelve month period ending December 31, 2013 (the “Reporting Period”) and of its performance of the Lockbox Services has been made under our respective supervision.

To the best of our respective knowledge, based on such review, the Bank has fulfilled all of its obligations under the Lockbox Services, respectively, in all material respects throughout the Reporting Period.

SUNTRUST BANK

Solely with respect to Lockbox Services

By: /s/ Timothy Janyska

Timothy Janyska

Group Vice President

[SunTrust Logo]

REGULATION AB

SECTION 1123 COMPLIANCE STATEMENT

SunTrust Mortgage, Inc.

901 Semmes Avenue, MTG-1705

Richmond, VA 23224

Ladies and Gentlemen,

Reference is made to that certain Regulation AB Agreement, dated as of December 1, 2006, between SunTrust Bank (the “Bank”) and SunTrust Mortgage, Inc. (the “Agreement”). Capitalized terms used but not defined herein have the meanings given to such terms in the Agreement.

A review of the Bank’s activities during the twelve month period ending December 31, 2013 (the “Reporting Period”) and of its performance of the Custodial Services has been made under our respective supervision.

To the best of our respective knowledge, based on such review, the Bank has fulfilled all of its obligations under the Custodial Services respectively, in all material respects throughout the Reporting Period.

SUNTRUST BANK

Solely with respect to Custodial Services

By: /s/ Terri Stoots

Terri Stoots

Vice President